SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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Trust for Professional Managers
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August 7, 2013

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Re: Heartland International Value Fund Proxy Statement

Dear «DistRecipient_Salutation»,

October represents an exciting month for the Firm as the Heartland International Value Fund (the “Fund”), will reach its third anniversary.

As you know, a portion of your separately managed account is invested in the Fund, which is the subject of a proposed Reorganization that essentially would move its administration from U.S. Bancorp’s Trust for Professional Managers (“TPM”) to Heartland Group, Inc., where the three other Heartland mutual funds reside.

Key items pertaining to the Reorganization:
•
The Reorganization offers the potential for operational efficiencies and improved shareholder functionality as a result of having access to the distribution network of the Heartland Group and the Fund sharing the same service providers as all other Heartland mutual funds.

•	Heartland Advisors will continue to act as the investment advisor for the Fund.
•	The proposal has been approved by the Board of Trustees of TPM and the Board of Directors of Heartland Group.
•	Additionally, the Board of Trustees of the Heartland International Value Fund is recommending a vote in favor of the proposal.

The proposed Reorganization is subject to a proxy vote and requires a majority of all shareholders who held the Fund on July 10, 2013 to vote in favor in order for the merger to proceed.

As Heartland Advisors currently has proxy voting authority over your account, we will vote for the Proposal for the Fund shares held in your account as we believe this Reorganization is being executed in the best interests of all shareholders.  If you wish to vote your shares differently, please contact us by Monday, August 26, 2013, to make other arrangements.

Best Regards,

Will Nasgovitz
CEO and Portfolio Manager

Not a recommendation to buy or sell the Fund.
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